Exhibit 99.1

Zoran Corporation:
Karl Schneider	Bonnie McBride (Investors)
Chief Financial Officer	(323) 466-0960
(408) 523-6500	bonnie@mcbridegrp.com
ir@zoran.com

Company Web Site:
www.zoran.com

ZORAN CORPORATION RECEIVES NASDAQ NOTICE

REGARDING DELAYED FILING OF FORM 10-K

SUNNYVALE, Calif. — March 26, 2007 — Zoran Corporation (Nasdaq: ZRAN) announced that on March 20, 2007 it received an additional written Staff Determination notice from The Nasdaq Stock Market stating that the company was not in compliance with Marketplace Rule 4310(c)(14) because it did not timely file its Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and, therefore, that its common stock was subject to delisting from the Nasdaq Global Select Market.

On March 2, 2007, Zoran filed a Form 12b-25 with the Securities and Exchange Commission reporting that it had delayed filing its Annual Report on Form 10-K pending the completion of its review of its historical financial statements, the resulting tax and accounting impact and the periods that require restatement.  Zoran subsequently encountered unexpected delays in the preparation of its financial statements and Annual Report, and now expects to file that report, including restated financial information, as soon as practicable in April.  Because unexpected developments may arise, there can be no assurance about any specific filing date.

As previously disclosed, Zoran previously received written Staff Determination notices from the Nasdaq Stock Market stating that it was not in compliance with Marketplace Rule 4310(c)(14) because it did not timely file its Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006.

As previously disclosed, the Nasdaq Listing and Hearing Review Council (“Listing Council”) has notified Zoran that it has decided to review a December 28, 2006 decision of the Nasdaq Listing Qualifications Panel (“Panel”) that Zoran appealed.  The Listing Council has determined to stay the December 28, 2006 Panel decision, and any future Panel determinations to suspend Zoran’s securities from trading, pending further action from the Listing Council.

Forward Looking Statements

This press release contains forward-looking statements regarding the Company’s request for continued listing currently pending before Nasdaq.  These forward looking statements are subject to risks and uncertainties, and actual results could differ materially from those projected.  These risks and uncertainties include, but are not limited to, the timing and results of the review by the special committee; the outcome of the Nasdaq review process; and the impact of any actions that may be required or taken as a result of the special committee’s review or the Nasdaq review process.  Information regarding other risks and uncertainties can be found in the Company’s most recently filed annual report on Form 10-K and other filings that have been made with the SEC.